Exhibit 99.1

Termination Agreement

This Termination Agreement (“Termination Agreement”) is made and entered into as of March 9, 2012, by and between A. Emmet Stephenson, Jr., Toni E. Stephenson, Privet Fund LP, Privet Fund Management LLC, Ryan Levenson and Ben Rosenzweig (each a “Reporting Person,” and collectively the “Reporting Persons”). Reference is hereby made to the Statement of Beneficial Ownership on Schedule 13D filed with the Securities and Exchange Commission by the Reporting Persons on May 9, 2011 (the “Schedule 13D”).

WHEREAS, the Reporting Persons entered into a Joint Filing Agreement, dated April 28, 2011 (the “Joint Filing Agreement”), pursuant to which the Reporting Persons agreed to prepare jointly and file timely the Schedule 13D and any and all amendments thereto with respect to their respective beneficial ownership of the common stock, par value $0.01 per share, of StarTek, Inc., a Delaware corporation (the “Common Stock”); and

WHEREAS, the Reporting Persons now mutually desire to terminate the Joint Filing Agreement and their participation as members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Act”).

NOW, THEREFORE, the Reporting Persons hereby agree as follows:

1. Termination of Joint Filing Agreement. The Joint Filing Agreement is hereby terminated and each of the Reporting Persons hereby expressly acknowledges and confirms that, as of the date hereof, the Joint Filing Agreement has been terminated and ceases to be of further effect.

2. Termination of Group. Each of the Reporting Persons hereby acknowledges and confirms that their participation as a member of a “group” within the meaning of Section 13(d)(3) of the Act as previously disclosed in the Schedule 13D be and herby is terminated as of the date hereof.

3. Further Amendments to Schedule 13D. From and after the date hereof, no Reporting Person shall have any obligation to file, except on his, her or its own behalf, as applicable, any amendment to the Schedule 13D that may be required, in accordance with the rules and regulations promulgated under the Act, with respect to the Common Stock.

4. Release and Discharge. Each of the Reporting Persons hereby mutually and unconditionally releases and discharges the other Reporting Persons, as applicable from all obligations under the Joint Filing Agreement to which each is a party.

5. Counterparts. This Termination Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being duly authorized, have executed this Termination Agreement as of the date first set forth above.

PRIVET FUND LP
By:	Privet Fund Management LLC,
Its Managing Partner

	By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Sole Manager

PRIVET FUND MANAGEMENT LLC

	By:	/s/ Ryan Levenson
Name: Ryan Levenson
Its: Sole Manager

/s/ Ryan Levenson
Ryan Levenson

/s/ Ben Rosenzweig
Ben Rosenzweig

/s/ A. Emmet Stephenson, Jr.
A. Emmet Stephenson, Jr.

/s/ Toni E. Stephenson
Toni E. Stephenson